January 21, 1997



Mr. Stephen Katz
Chief Executive Officer
Cellular Technical Services Company, Inc.
2401 Fourth Avenue, Suite 808
Seattle, Washington  98121

Dear Steve:

           As per our ongoing discussions, given the issues currently facing CTS, I agree that our mutual best interests would be served if I were to agree to a substantial reduction in my duties at CTS at your discretion. This will give each of us an opportunity to further examine our needs from each other while allowing me the flexibility I desire. With this in mind, I agree to the terms described below.

           Beginning on January 22, 1997, I will cease full-time employment at CTS's offices but will continue employment with CTS on an "at will" basis and as described below, unless and until we otherwise agree in writing. Beginning on such date, I will: (i) work on CTS matters at CTS's offices for approximately one day per week and at home for approximately four days per week, (ii) act on behalf of CTS at your direction and only after gaining your concurrence to such action; (iii) receive a base salary of $1,500 per week, plus the same health, medical, dental, and car allowance benefits as in effect and applicable to me prior to the date of this letter; and (iv) cooperate and negotiate with CTS in good faith regarding any new written employment agreement offered to me by you or the Board of Directors of CTS. If, within five weeks after January 22, 1997, we do not enter into a new written employment agreement for any reason, I will, upon your request at any time thereafter, resign from my positions as an officer and member of the Board of Directors of CTS, but continue to cooperate in good faith with CTS as to any matters which you feel may require my assistance.

           In exchange for the above terms, which I acknowledge to be good and valuable consideration, I agree to the following effective as of the date of this letter:

           (i) the Nonqualified Stock Option Agreement between CTS and I dated December 21, 1993, is amended to reflect that, regardless of my continued employment at CTS, I will vest in only 75,000 of the options which otherwise would have vested on the third anniversary of my date of employment (taking into consideration all stock splits), but I will not exercise any of my options until June 1, 1997, after which time I will exercise no more than 27,000 options in any given month;

           (ii) the Employment Agreement between CTS and I dated as of January 31, 1994 is terminated by the mutual agreement of the parties, such that neither party will have any further obligation to the other party under such agreement, except for the obligations under Sections 8, 9, and 10, which will survive such termination and continue thereafter in full force and effect;

           (iii) CTS and all of its officers, directors, employees, and agents are hereby released and forever discharged from any and all claims, whether known or unknown, which I may have against CTS

Stephen M. Katz
January 21, 1997
Page 2


arising out of or relating to my employment with CTS or otherwise (except only for any claims based upon a breach by CTS of any of its obligations set forth in this letter), and I agree that I will not initiate or assist in any such action after the date of this letter; the above release includes, without limitation, a release of any and all claims I may have for employment discrimination or any wrongful action in connection with my employment, whether such claims arise under common law or under any federal, state, or local law or regulation;

           (iv) I will keep the terms, conditions, and existence of this letter confidential and not disclose any such terms, conditions, or existence to any other person or entity without the express written approval of CTS or as required by a court order or applicable law; and

           (v) I will not make any disparaging remarks about CTS, any of its officers, directors, employees, or agents, or any of its products or services to any person or entity; however, I will have the right to give truthful testimony if I am required to testify as required by a court order or applicable law.

           I understand that this letter releases certain claims I may have against CTS and its officers, directors, employees, and agents, and understand that I have the right to consult counsel of choice and have either done so or knowingly waived the right to do so. I am entering into this letter agreement voluntarily on my own accord.

           If you agree with the above terms, please indicate your agreement by signing a copy of this letter in the space provided below.


                                          Very truly yours,

                                          /s/ Robert P. Dahut
                                          -------------------------------
                                          Robert P. Dahut


ACCEPTED AND AGREE TO as of     January 21     , 199  7   .
                            -------------------     ------

CELLULAR TECHNICAL SERVICES COMPANY, INC.




By    /s/ Stephen Katz
     -------------------------------------
     Stephen Katz, Chief Executive Officer